Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE NAMES BRIAN DOWD VICE CHAIRMAN

ZURICH, Switzerland – May 20, 2009 — ACE Limited (NYSE: ACE) announced today that Brian Dowd, Chief Executive Officer, Insurance – North America, has been named to the additional position of Vice Chairman, ACE Limited and ACE Group Holdings.

In addition to his current responsibilities, which encompass ACE’s property and casualty insurance operations in the United States, Canada and Bermuda, Mr. Dowd will now assume corporatewide executive responsibility for the ACE Group’s global product underwriting boards and the strategy and purchase of the company’s reinsurance programs.

“We are pleased to name Brian vice chairman in recognition of the major contributions he has made to our company and to acknowledge the important role he will continue to play in our company’s further growth and development,” said Evan G. Greenberg, Chairman and Chief Executive Officer, ACE Limited. “We have benefited greatly from Brian’s leadership, underwriting judgment and thoughtful approach to building our North American franchise. I consider Brian, together with John Keogh, who heads our international insurance operations, my senior partners in running ACE’s global insurance business.”

Mr. Dowd joined ACE in 1995 and has held a number of senior management positions with the company including President and Chief Executive Officer of ACE Westchester, President of ACE Specialty P&C Group, Senior Vice President of Property for ACE Bermuda and, most recently, Chairman and Chief Executive Officer of ACE USA.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

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